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                                                                      EXHIBIT 99


NEWS RELEASE                                                     [WILLIAMS LOGO]

NYSE:WEG

================================================================================


Date:        April 24, 2001


Contact:     Ellen Averill                      D'Ann Riley
             Williams Media Relations           Williams Investor Relations
             (918) 573-6476                     (918) 573-8088
             ellen.averill@williams.com         d'ann.riley@williams.com



           WILLIAMS ENERGY PARTNERS L.P. ISSUES FIRST EARNINGS REPORT

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE:WEG) today announced earnings for the period Feb. 10 through March 31, 2001. The initial public offering of common units in the partnership closed on Feb. 9.

         Net income for the 50-day partial first quarter was $4.1 million, or $0.36 per unit on a fully diluted basis. Cash from operating activities for the partial quarter was $10.5 million, or $0.92 per unit. The average number of common and subordinated units outstanding for the period was 11.4 million.

         "As expected, we are profitably out of the gate and are already seeing the kinds of growth opportunities anticipated in our strategy, " said Phil Wright, president of Williams Energy Partners L.P. "Our earnings and distributable cash flow are right on target with what we anticipated during the time of our initial public offering. The abundance of opportunities for accretive transactions and projects cause us to be optimistic about our ability to achieve rapid growth."


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         Comparing the full 90-day first quarter 2001, including the period Jan.
1 through Feb. 9 before the initial public offering, to the first quarter of 2000, revenues increased 13 percent from $17.9 million in 2000 to $20.3 million in 2001. Revenues from the partnership's terminaling operations increased $3.3 million due to a marine terminal acquisition in the fourth quarter of 2000 and to overall higher utilization rates at the marine terminals. A reduction in ammonia transportation revenues of $0.9 million partially offset the increase in terminaling revenues. Ammonia transportation revenues decreased due to lower fertilizer demand resulting from higher prices for natural gas, which is the primary feedstock for ammonia production. The decrease was also due to wet weather in the upper midwestern agricultural corridor, which delayed ammonia fertilizer applications.

         Operating profit for the full first quarter of 2001 compared to the first quarter of 2000 increased 3 percent from $6.6 million in 2000 to $6.8 million in 2001. Operating expenses increased during the period by $1.3 million primarily due to a marine terminal acquisition in the fourth quarter of 2000, including costs to bring the acquired facilities into compliance with Williams' safety and environmental policies, and due to higher energy costs.

                                      MORE

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PAGE 2/2  WILLIAMS ENERGY PARTNERS L.P. ISSUES FIRST EARNINGS REPORT


         An investor conference call with management regarding first-quarter results is scheduled for this morning at 10 a.m. Eastern/9 a.m. Central. To participate, call 1-800-521-5428 and request "WEG Earnings Call." This event may also be accessed through www.williams.com by clicking on "investors."

         Williams Energy Partners' asset portfolio includes four marine petroleum product terminal facilities, three located along the U.S. Gulf
Coast and one located near the New York Harbor. The aggregate storage capacity of these terminals is in excess of 17.6 million barrels. The portfolio also includes 24 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States. The partnership also owns an ammonia pipeline and terminals system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.


ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner of WEG is Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Partnership's Form 10-K for the year 2000 filed with the Securities and Exchange Commission. This news release is not an offer to sell, nor the solicitation of any offer to buy, any securities. Any offer will be made only by means of a prospectus that would be registered with the Securities and Exchange Commission.


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                          WILLIAMS ENERGY PARTNERS L.P.
                   UNAUDITED CONSOLIDATED STATEMENT OF INCOME
                     (IN MILLIONS, EXCEPT PER UNIT AMOUNTS)


                                        Three Months Ended March 31,
                                       ------------------------------
                                         2001                  2000
                                       --------              --------
                                      (Full Qtr)
Revenues ...........................   $   20.3              $   17.9

Operating Expenses .................        8.1                   6.8
Depreciation .......................        3.1                   2.1
G&A Expense ........................        2.3                   2.4
                                       --------              --------
                                            3.5                  11.3
                                       --------              --------

Operating Profit ...................        6.8                   6.6
Interest Expense ...................        2.7                   3.1
                                       --------              --------
                                            4.1                   3.5
                                       --------              --------

Provision for Income Taxes .........         --                   1.3
                                       --------              --------

Net Income .........................   $    4.1              $    2.2
                                       ========              ========



Allocation of first quarter 2001 net income:
  Portion applicable to the period January 1 through February 9, 2001        $    (0.1)
  Portion applicable to the period February 10 through March 31, 2001              4.2
                                                                             ---------
     Net income                                                              $     4.1
                                                                             =========

General partners' interest in income applicable to the period February 10
  through March 31, 2001                                                     $     0.1
                                                                             =========

Limited partners' interest in income applicable to the period February 10
  through March 31, 2001                                                     $     4.1
                                                                             =========

Basic and diluted net income per limited partner unit                        $    0.36
                                                                             =========

Weighted average number of units outstanding                                      11.4
                                                                             =========



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                          WILLIAMS ENERGY PARTNERS L.P.

OPERATING STATISTICS


                                                     Full 1st Quarter   1st Quarter
                                                          2001              2000
                                                     ----------------   -----------
PETROLEUM PRODUCT TERMINALS:

         Marine terminal average storage
           capacity utilized per month
           (million barrels)                                15.2            11.7

         Marine terminal throughput
           (million barrels)                                 2.7              --

         Inland terminal throughput
           (million barrels)                                11.7            12.6


AMMONIA PIPELINE & TERMINALS SYSTEM:

         Volume shipped (thousand tons)                      160             233